Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor's report dated May 25, 2024 with respect to the consolidated financial statements of Medicus Pharma Ltd. and its subsidiaries as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, included in the Regulation A Offering Statement on Form 1-A of Medicus Pharma Ltd., as filed with the United States Securities Exchange Commission ("SEC").

We also consent to the reference to our firm under the heading "Experts and Legal Matters" in the Form 1-A.

/s/ MNP LLP
Chartered Professional Accountants Licensed Public Accountants
February 27, 2025
Mississauga, Canada